Exhibit 5.1

Locke Lord Bissell & Liddell LLP
111 South Wacker Drive
Chicago, IL 60606
Phone: 312-443-0700
Fax: 312-443-0336
www.lockelord.com

October 31, 2008

Location Based Technologies, Inc.
4989 E. La Palma Avenue
Anaheim, California 92807

Re: Location Based Technologies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Location Based Technologies, Inc. (the “Company”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on or about the date of this letter to register 8,250,000 shares of the Company’s common stock, par value $0.001 per share (the “Stock”), consisting of (i) 2,250,000 shares of Stock which may from time to time be offered and sold by the Company in connection with the Location Based Technologies, Inc. 2007 Stock Incentive Plan and (ii) an aggregate of 6,000,000 shares of Stock that may be issued and sold pursuant to written stock option agreements (the “Stock Option Award Agreements”) between the Company and certain of its executive officers.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the corporate records of the Company, including its Articles of Incorporation and Bylaws, and any amendments thereto, and such other documents (including the Company’s 2007 Stock Incentive Plan, the Stock Option Award Agreements and the Registration Statement) which we have deemed relevant or necessary as the basis for the opinion as hereinafter set forth. We have also reviewed originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records, documents, certificates and other papers, including certificates of public officials, as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that the Stock, to the extent such Stock represents original issuances by the Company, when issued and sold in accordance with the terms of the Company’s 2007 Stock Incentive Plan and Stock Option Award Agreements after the Registration Statement has become effective under the Act, will be legally issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of Commission promulgated thereunder.

Very truly yours,

/s/ Locke Lord Bissell & Liddell LLP